EXHIBIT 10.5.9

RESTRICTED STOCK UNIT AWARD AGREEMENT

DOW INC. 2019 STOCK INCENTIVE PLAN

The individual (the “Grantee”) named in the accompanying communication for [YEAR] grants has been granted restricted stock units with respect to a specified number of shares of Dow Inc. common stock, par value $0.01 per share (the “Shares”), as set forth in the Notice (the “Units” or this “Award”). As used herein, “Notice” means, collectively, (i) the Compensation Statement provided to the Grantee by the Company annually via Workday and (ii) the documents provided as part of grant acceptance. The Units are subject to the provisions of the Dow Inc. 2019 Stock Incentive Plan, as amended (the “Plan”), the Notice, and this Restricted Stock Unit Award Agreement (together with the Notice, the “Agreement”). Capitalized terms used in this Agreement and not otherwise defined shall have the meanings assigned to such terms in the Plan. This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

1.Grant of Units. The Company has granted to the Grantee, as of the Date of Grant specified in the Notice, the number of Units as set forth in the Notice, which represent the right to receive an equal number of shares of the Company’s Common Stock, on the terms set forth in the Plan and in this Agreement. The Grantee shall have no right to the delivery of any Shares until the Units vest in accordance with the Plan and this Agreement.

2.Vesting of Units. Subject to Sections 3, 4, and 5 below, the Units shall vest in accordance with the vesting schedule set forth in the Notice and shall immediately cease to vest upon the date the Grantee’s Continuous Service is terminated for any or no reason (such date, the “Termination Date”), with any Units that remain unvested as of the Termination Date to be treated as set forth in Section 3, below.

3.Termination of Continuous Service.

a.Default Rule. Unless otherwise provided in Section 3(b) through (f), if the Grantee’s Continuous Service terminates for any reason or no reason, any Units that remain unvested as of the Termination Date shall be immediately canceled and forfeited by the Grantee.

b.Death and Disability. If the Grantee’s Continuous Service terminates due to death, any unvested Units shall become fully vested as of the Termination Date and all vested Units shall be settled within 60 days following the Termination Date. If the Grantee’s Continuous Service terminates due to Disability, any unvested Units shall become fully vested as of the Termination Date and shall be settled in accordance with the schedule set forth in Section 6 hereof as if the Grantee had remained in Continuous Service through the last day of the vesting period set forth in the Notice.

c.[Separation from Service After Meeting Age and Service Requirements. If the Grantee’s Continuous Service terminates after the Grantee has satisfied the Age and Service Requirements specified in the Plan, the Units shall be treated as follows:

i.Grants Prior to Year of Termination. If the Date of Grant was in a calendar year prior to the calendar year in which the Termination Date occurs, then any unvested Units shall become fully vested as of the Termination Date and shall be settled in accordance with the schedule set forth in Section 6 hereof as if the Grantee had remained in Continuous Service through the last day of the vesting period set forth in the Notice.

ii.Grants in Year of Termination. If the Termination Date occurs in the same calendar year as the Date of Grant and the Grantee has been in Continuous Service for at least six months during such calendar year, then any unvested Units shall vest on a pro rata basis determined by multiplying the total number of Units subject to this Award by a fraction, the numerator of which is the number of completed calendar months in such calendar year during which the Grantee remained in Continuous Service, and the denominator of which is twelve. The remaining unvested Units shall be immediately canceled and forfeited without consideration as of the Termination Date. If the Grantee has been in Continuous Service for less than six months during such calendar year, the Units shall be immediately canceled and forfeited without consideration as of the Termination Date. Any Units that vest due to this Section 3(c)(ii) shall be settled in accordance with the schedule set forth in Section 6 hereof as if the Grantee had remained in Continuous Service through the last day of the vesting period set forth in the Notice.

iii.Involuntary Separation from Service (After Meeting Age and Service Requirements). Notwithstanding anything to the contrary in this Agreement, and for the avoidance of doubt, if the Grantee has satisfied the Age and Service Requirements and terminates Continuous Service involuntarily in a manner that makes the Grantee entitled to receive severance benefits pursuant to a severance plan maintained by the Company or a Subsidiary, and the Grantee satisfies all conditions applicable to the payment of such severance (including without limitation any release condition), then the Units shall be subject to the treatment set forth in subparagraphs (i)-(ii) above, and not the treatment described in Section 3(d) below. For the avoidance of doubt, if the Grantee has satisfied the Age and Service Requirements and terminates Continuous Service for any of the reasons described in Sections 3(b), 3(e), or 3(f), then the Units shall be subject to the treatment set forth in such section, and not the treatment set forth in paragraphs (i)-(ii) above.]1

d.Involuntary Separation from Service [(Without Meeting Age and Service Requirements).]2 If the Grantee’s Continuous Service terminates in a manner that makes the Grantee entitled to receive severance benefits pursuant to a severance plan maintained by the Company or a Subsidiary, and the Grantee satisfies all conditions applicable to the payment of such severance (including without limitation any release condition), but the Grantee does not satisfy the Age and Service Requirements, the Units shall be treated as follows:

i.Grants Prior to Year of Termination. If the Date of Grant was in a calendar year prior to the calendar year in which the Termination Date occurs, then any unvested Units shall vest on a pro-rata basis determined by multiplying the total number of Units subject to this Award by a fraction, the numerator of which is equal to the number of completed calendar months worked during the vesting period, and the denominator of which is equal to the number of months in the vesting period. The remaining unvested portion of the Units (if any) shall be immediately canceled and forfeited without consideration as of the Termination Date. Any Units that vest due to this Section 3(d)(i) shall be settled in accordance with the schedule set forth in Section 6 hereof as if the Grantee had remained in Continuous Service through the last day of the vesting period set forth in the Notice.

1 Note to draft: This section to be included or excluded subject to award terms approved by Compensation and Leadership Development Committee or Chief Human Resources Officer; update cross-references to §§ 3(c)–(f) accordingly).
2 Note to draft: To be deleted for awards that do not include section 3(c) above.

ii.Grants in Year of Termination. If the Termination Date occurs in the same calendar year as the Date of Grant and the Grantee has been in Continuous Service for at least six months during such calendar year, the Units shall instead vest on a pro rata basis determined by multiplying the total number of Units subject to this Award by a fraction, the numerator of which is the number of completed calendar months in such calendar year during which the Grantee remained in Continuous Service, and the denominator of which is the number of months in the vesting period. The remaining unvested Units shall be immediately canceled and forfeited without consideration as of the Termination Date. If the Grantee has been in Continuous Service for less than six months during such calendar year, the Units shall be immediately canceled and forfeited without consideration as of the Termination Date. Any Units that vest due to this Section 3(d)(ii) shall be settled in accordance with the schedule set forth in Section 6 hereof as if the Grantee had remained in Continuous Service through the last day of the vesting period set forth in the Notice.

iii.Special Circumstances. If the Grantee’s Continuous Service terminates in a manner that does not entitle the Grantee to receive any severance benefits from a severance plan maintained by the Company or a Subsidiary, the Units may be treated in the manner set forth in Section 3(d)(i), but only if the Grantee and the Company have executed a written separation agreement providing that the Units shall receive such treatment.

e.Divestitures and Transfers.

i.Termination Due to Divestiture – Hired by Purchaser. If the Grantee’s Continuous Service terminates in connection with a divestiture, sale, or other transaction, and the Grantee either (A) continues in employment with the divested entity following the closing of a stock transaction, or (B) is offered and accepts employment with the purchaser in connection with an asset transaction, then (x) if the Date of Grant was in a calendar year prior to the calendar year in which the Termination Date occurs, then any unvested Units shall become fully vested as of the Termination Date; and (y) if the Termination Date occurs in the same calendar year as the Date of Grant, then any unvested Units shall vest on a pro rata basis determined by multiplying the total number of Units subject to this Award by a fraction, the numerator of which is the number of completed calendar months in such calendar year during which the Grantee remained in Continuous Service, and the denominator of which is twelve, and the remaining unvested Units shall be immediately canceled and forfeited without consideration as of the Termination Date. Any Units that vest due to this Section 3(e)(i) shall be settled in accordance with the schedule set forth in Section 6 hereof as if the Grantee had remained in Continuous Service through the last day of the vesting period set forth in the Notice.

ii.Termination Due to Divestiture – Offer Declined. If the Grantee’s Continuous Service terminates in connection with a divestiture, sale, or other transaction, and the Grantee is offered but declines employment with the purchaser in such transaction, then the Units shall be immediately canceled and forfeited without consideration as of the Termination Date.

iii.Transfer to Joint Venture – Less Than 50% Company Ownership. If the Grantee’s Continuous Service terminates because of the Grantee’s transfer to a joint venture in which the Company and its Subsidiaries own less than fifty percent (50%) of the outstanding voting securities of the joint venture entity, then the Units shall be treated in the same manner as set forth in Section 3(e)(i) above. For the avoidance of doubt, a secondment of the Grantee to a joint venture is not a termination for purposes of this Section 3(e)(iii).

iv.Transfer to a Joint Venture or Subsidiary – 50% or Greater Company Ownership. If the Grantee transfers employment to a joint venture or other entity in which the Company and its Subsidiaries own fifty percent (50%) or more of the outstanding voting securities of such entity, then the Units shall continue in effect in accordance with and subject to the terms and conditions set forth in this Agreement. For the avoidance of doubt, a secondment of the Grantee to a joint venture is not a transfer for purposes of this Section 3(e)(iv).

f.Cause. If the Grantee’s Continuous Service is terminated under circumstances that meet the definition of Cause set forth in the Plan, then this Award (including both any vested or non-vested Units) shall be immediately canceled and forfeited without consideration as of the Termination Date.

4.Change in Control. In the event of a Change in Control, the Committee may determine the treatment of the Units subject to and in accordance with the provisions of the Plan.

5.Forfeiture; Recoupment.

a.Clawback Policy. This Award is subject to the Dow Inc. Compensation Clawback Policy and any successor policy and any related policies adopted by the Company from time to time (the “Clawback Policy”). In addition, in consideration for this Award, the Grantee hereby agrees that all outstanding incentive awards that have been made to the Grantee under the Plan or otherwise are also subject to the Clawback Policy. For the avoidance of doubt, the Clawback Policy may provide for the forfeiture of any outstanding Units or the recoupment of any Shares previously issued in connection with any Award granted under the Plan. This Section 5(a) shall not affect the Company’s ability to pursue any other available rights and remedies under applicable law.

b.Unpaid Leave of Absence. If the Grantee takes an unpaid leave of absence from the Company or any Subsidiary, the Committee may in its discretion take any action that is consistent with the terms of the Plan and applicable law, including but not limited to suspending vesting of the Award during the period of leave, or causing the Grantee to forfeit any unvested portion of this Award.

c.Acceptance of Award Terms. If the Grantee fails to accept the terms of the Award before the deadline set forth in the Notice, such Award shall be forfeited in its entirety, unless otherwise provided by the Committee.

6.Settlement in Common Stock. The Units shall be settled in actual shares of Common Stock within 30 days following the end of the vesting period set forth in the Notice, irrespective of whether such Units become vested at an earlier time under Section 3 hereof. If the Units become vested in connection with a Change in Control under Section 4, such Units shall be settled at the time and in the manner provided under the Plan.

7.Dividend Equivalents. The Grantee shall be entitled to receive Dividend Equivalents with respect to the payment of cash dividends on the Shares underlying this Award during the period beginning on the Date of Grant and ending, with respect to each Share subject to this Award, on the earlier of the date on which this Award is settled or the date on which it expires or is otherwise forfeited. Such Dividend Equivalents shall be paid to the Grantee on the date the corresponding cash dividend is paid to shareholders of the Company’s Common Stock (or as soon as practicable thereafter). If such Dividend Equivalents are paid in cash, and if the Grantee is located outside of the U.S., the Grantee will receive payment of the Grantee’s Dividend Equivalents in local currency, with such amount to be converted from U.S. dollars based on the Company’s inter-company trading rate in effect at the time of delivery (or such other method as the Committee may determine in its sole discretion). Notwithstanding the foregoing, if the Notice provides that Dividend Equivalents will be accumulated during the vesting period set forth in the Notice and paid in Common Stock, such Dividend Equivalents shall be subject to the same time and form of payment, and the same vesting and forfeiture conditions, as the remainder of the Award. No interest shall be earned or paid with respect to such Dividend Equivalents.

8.Beneficiary Designation. To the extent permitted by the Committee, the Grantee may designate a beneficiary (including a trust beneficiary) to receive any Common Stock issued with respect to the Units following the Grantee’s death by identifying a beneficiary in writing in a manner designated by the Committee. Any such designation shall be effective upon receipt by the Company at any time prior to the Grantee’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights hereunder is subject to all terms and conditions of this Agreement and the Plan and to any additional restrictions deemed necessary or appropriate by the Committee. Subject to the foregoing, a beneficiary designation may be changed or revoked by the Grantee at any time, provided that the change or revocation is filed with and received by the Company prior to the Grantee’s death. No beneficiary designation, change, or revocation will be effective unless it is in writing in a manner designated by the Committee and received by the Company before the Grantee’s death. If the Grantee fails or is not permitted to designate a beneficiary, or if for any reason the designation is legally ineffective, or if no designated beneficiary survives to the date that distribution is payable, any amount due under the Plan to the Grantee shall be payable, in the following order: (1) to the Grantee’s legal spouse or Domestic Partner; (2) to the Grantee’s surviving Children in equal shares; or (3) to the Grantee’s estate. Upon the divorce of the Grantee, a prior designation of a legal spouse as a beneficiary shall be automatically null and void, and the Plan shall not be liable to the former spouse.

9.No Shareholder Rights. Neither this Award nor the Shares underlying this Award confers to the Grantee or the Grantee’s beneficiary any rights of a shareholder of the Company, including a right to receive any dividends, Dividend Equivalents (except as provided in Section 7), or other distributions with respect to the Common Stock underlying the Units, unless and until shares of Common Stock are issued to such person pursuant to this Award.

10.No Right to Continued Service. Nothing in this Agreement shall interfere with, limit, or affect in any way, the right of the Company or any Affiliate to terminate the Grantee’s employment or service at any time, nor confer upon the Grantee any right to continue in the employment or service of the Company or any Affiliate.

11.Payment of Taxes. The Grantee will, no later than the date as of which any amount related to the Units first becomes taxable, pay to the Company, or make other arrangements satisfactory to the Committee regarding payment of, any federal, state, local, or non-U.S. taxes of any kind that the Company determines is sufficient to satisfy such withholding tax requirements. If the Grantee fails to do so, then the Company shall withhold Units as may be necessary to cover such tax obligations. Notwithstanding anything to the contrary in the Plan or the Agreement, if the Grantee is subject to Section 16 of the Exchange Act (pursuant to Rule 16a-2 promulgated thereunder), at the time that all or any portion of the Award becomes subject to tax of any kind (including, but not limited to, federal, state, local, or non-U.S. income or employment tax), then the Company shall withhold the number of Units necessary to satisfy any tax withholding obligation that arises in connection with the Award. For the avoidance of doubt, any such withholding shall, to the extent applicable, be carried out in accordance with Treas. Reg. § 1.409A-3(j)(4)(vi) or (xi).

12.Section 409A. This Agreement and payments hereunder shall be interpreted to be compliant with or exempt from the requirements of Section 409A of the Code.

13.Governing Law; Venue. This Award and this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of choice or conflict of laws that would otherwise refer to the laws of another jurisdiction.

14.Plan Controls. The terms contained in the Plan are hereby incorporated into and made a part of this Agreement, and this Agreement shall be governed by and construed in accordance with the Plan. In the event of any conflict between the provisions of the Plan and the provisions of this Agreement, or as to matters as to which this Agreement is silent, the provisions of the Plan shall be controlling and determinative.

15.Entire Agreement. Subject to the following sentence, this Agreement and the Plan constitute the entire agreement between the parties and supersede all prior agreements and understandings relating to the subject matter of this Agreement and the Plan. Notwithstanding the foregoing sentence, this Agreement does not supersede any agreement between the Grantee and the Company and/or its Affiliates that imposes non-competition, non-disclosure, non-solicitation, or other obligations on the Grantee. The terms of any such agreement described in the preceding sentence shall remain in full force and shall not be affected by the terms of this Agreement.

16.Severability. If any one or more provisions of this Agreement are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding and enforceable.

17.Waiver. The waiver by the Company with respect to the Grantee’s compliance of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Grantee of such provision of this Agreement.

18.Reformation. It is the intention of the Grantee and the Company that if any of the restrictions, limitations, or obligations of the Grantee set forth in this Agreement are found by a court of competent jurisdiction to be overly broad, unreasonable, or otherwise unenforceable then these restrictions, limitations, or obligations shall be modified and enforced to the greatest extent that the court deems permissible.

19.Successors and Third-Party Beneficiaries. This Agreement shall be binding upon any successor of the Company, in accordance with the terms of this Agreement and the Plan. Each of the Company’s Affiliates shall be deemed to be a third-party beneficiary under this Agreement. The provisions of this Agreement extend to these third-party beneficiaries.

20.Notice. Notices and communications under this Agreement must be in writing (and in the case of notices by the Company, any such notice must be made by an individual authorized by the Committee to communicate regarding the subject of the notice) and unless provided otherwise in this Agreement or by the Committee, either personally delivered or sent by registered or certified United States mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to: General Counsel, Dow Inc., 2211 H.H. Dow Way, Midland, MI 48674, U.S.A., or any other address designated by the Company in a written notice to the Grantee. Notices to the Grantee will be directed to the address of the Grantee then currently on file with the Company, or at any other address given by the Grantee in a written notice to the Company.

21.Whistleblower Protections. Nothing in this Agreement, any other agreement, or policy of the Company or its Affiliates is intended, or should be interpreted, to prohibit the Grantee from (1) reporting possible violations of federal law or regulation to any government agency or entity, (2) making any disclosures that are protected under the whistleblower provisions of federal law or regulation, or (3) otherwise cooperating with any government inquiry, in each case without advance approval by, or prior, contemporaneous, or subsequent notice to, anyone in the Company of its Affiliates.

22.Data Privacy. The Grantee acknowledges and agrees that the Company and its Affiliates will process and retain certain personal data for the purposes of (1) calculating Awards, (2) monitoring Award terms and conditions, and (3) otherwise administering the Plan and Awards made under it. Such personal data may include, among other things, the Grantee’s address, email address, social security number, pay data, job title, and employment dates. The Grantee consents to such processing, and to the sharing of such personal data with the Company, its Affiliates, its agents, its advisers, its regulators, and tax authorities, wherever appropriate.

23.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company. The Grantee also agrees that all online acknowledgements shall have the same force and effect as a written signature.

24.Addendum. Notwithstanding the provisions in this Agreement, if the Grantee resides and/or works outside the United States, this Award shall be subject to the special terms and conditions set forth in the addendum to this Agreement (the “Addendum”). Moreover, if the Grantee relocates to one of the jurisdictions included in the Addendum, the special terms and conditions for such jurisdiction will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Addendum constitutes a part of this Agreement.